Exhibit 4.1

AMENDING AGREEMENT TO
TRUST DEED

THIS AMENDING AGREEMENT TO TRUST DEED (this “Agreement”) is made as of the 15th day of August, 2014.

BETWEEN:

a)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as the Issuer;
b)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor); and
c)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, North Tower, Toronto, Ontario M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS the parties hereto entered into an amended and restated trust deed made as of January 22, 2014 (the “Trust Deed”);

AND WHEREAS the parties hereto have agreed to amend the Trust Deed pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1 – Amendments

1.01	Amendments

(1) Any and all references to the defined terms “Bearer Covered Bond(s)”, “Bearer Definitive Covered Bond(s)”, “Bearer Global Covered Bond(s)”, “Coupon(s)”, “Couponholder(s)”, “Talon(s)” as well as any and all references to the Covered Bonds being “in bearer form” contained in Part I of Schedule 1 of the Trust Deed are not applicable to U.S. Registered Covered Bonds.

(2) The text of each of Conditions 4.2, 4.3, 4.4, 4.5, 5.2, 5.3, 5.8, 5.9 and 12 contained in Part I of Schedule 1 of the Trust Deed is hereby deleted in its entirety and replaced with “[Reserved]”.

(3) The text of Condition 4.1 contained in Part I of Schedule 1 of the Trust Deed is hereby deleted in its entirety and replaced with the following:

“Each Fixed Rate Covered Bond bears interest on its Principal Amount Outstanding from (and including) the Interest Commencement Date at the rate(s) per annum equal to the Rate(s) of Interest. Interest will be payable, subject as provided in these Terms and Conditions, in arrears on the Interest Payment Date(s) in each year up to (and including) the Final Maturity Date.

If the Covered Bonds are in definitive form, except as provided in the applicable Final Terms Document, the amount of interest payable on each Interest Payment Date in respect of the Interest Period ending on (but excluding) such date will amount to the Fixed Coupon Amount. Payments of interest on any Interest Payment Date will, if so specified in the applicable Final Terms Document, amount to the Broken Amount so specified.

Except in the case of Covered Bonds in definitive form where a Fixed Coupon Amount or Broken Amount is specified in the applicable Final Terms Document, interest will be calculated in respect of any period by applying the Rate of Interest to (i) in the case of Fixed Rate Covered Bonds which are represented by a Global Covered Bond, the aggregate outstanding nominal amount of the Fixed Rate Covered Bonds represented by such Global Covered Bond, or (ii) in the case of Fixed Rate Covered Bonds in definitive form, the Calculation Amount; and in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Fixed Rate Covered Bond in definitive form comprises more than one Calculation Amount, the amount of interest payable in respect of such Fixed Rate Covered Bond will be the aggregate of the amounts (determined in the manner provided above) for each Calculation Amount comprising the Specified Denomination without any further rounding.

The applicable Final Terms Document may provide that if the payment of the Final Redemption Amount of a Series of Fixed Rate Covered Bonds on its Final Maturity Date is deferred until the applicable Extended Due for Payment Date in accordance with the Terms and Conditions, interest will accrue and be payable on the unpaid portion of the Final Redemption Amount up to the Extended Due for Payment Date at the Rate of Interest specified in the applicable Final Terms Document which may provide that such Series of Fixed Rate Covered Bonds will continue to bear interest at a Fixed Rate or at a Floating Rate despite the fact that interest accrued and was payable on such Covered Bonds prior to the Final Maturity Date at a Fixed Rate.

“30/360”, “360/360” or “Bond Basis” means as defined in Day Count Fraction.

“Actual/360” means as defined in Day Count Fraction.

“Day Count Fraction” means, in respect of the calculation of an amount of interest for any Interest Period:

(i)	if “Actual/360” is specified in the applicable Final Terms Document, the actual number of days in the Interest Period divided by 360;

(ii)	if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms Document, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:
[360 x (Y2 –Y1)] + [30 x (M2 – M1)] +
Day Count Fraction	=	D2 – D1
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30; or

(iii)	such other Day Count Fraction as may be specified in the applicable Final Terms Document.

“Interest Payment Date” means, in respect of Fixed Rate Covered Bonds, as provided in the second paragraph of Condition 4.7 and, in respect of Floating Rate Covered Bonds, as provided under the heading “U.S. Registered Covered Bonds that are Floating Rate Covered Bonds – Interest Payment Dates” in Condition 4.7.

“Principal Amount Outstanding” means, in respect of a Covered Bond, on any day, the principal amount of that Covered Bond on the relevant Issue Date thereof less principal amounts received by the relevant Covered Bondholder in respect thereof on or prior to that day.

“sub-unit” means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, €0.01.”

(4) The first line under the heading “U.S. Registered Covered Bonds that are Floating Rate Covered Bonds – Special Rate Calculation Terms” in Condition 4.7 contained in Part I of Schedule 1 of the Trust Deed is hereby deleted in entirety and replaced with the following:

“For the purposes of this Condition 4.7:”.

(5) The definition of “Interest Period” under the heading “U.S. Registered Covered Bonds that are Floating Rate Covered Bonds – Special Rate Calculation Terms” in Condition 4.7 contained in Part I of Schedule 1 of the Trust Deed is hereby deleted in its entirety and replaced with the following:

““Interest Period” has the meaning given to such term in Condition 4.6.”

(6) The text of paragraph 2 (including sub-paragraphs (a), (b) and (c)) in Condition 5.5 contained in Part I of Schedule 1 of the Trust Deed is hereby deleted in its entirety.

(7) The text of paragraph (a) in Condition 6.10 contained in Part I of Schedule 1 of the Trust Deed is hereby deleted in its entirely and replaced with the following:

“(a) in the case of a Covered Bond other than a Zero Coupon Covered Bond, at the rate determined in accordance with Condition 4.1; and”.

Article 2– miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Trust Deed are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Trust Deed (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Trust Deed (prior to its amendment hereby).

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA, in its capacity as Issuer

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director & Head, Funding
SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as Bond Trustee

By:	/s/ Sean Pigott
Name: Sean Pigott Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer